CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COMMERCIAL VEHICLE GROUP, INC.
* * * * *
Adopted in accordance with the provisions
of §242 of the General Corporation Law
of the State of Delaware
* * * * *
Commercial Vehicle Group, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware,
DOES HEREBY CERTIFY:
FIRST: Section (D) of ARTICLE V of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
(D) Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time with or without cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66 and 2/3% of the voting power of all outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class.
SECOND: The Board of Directors of the Corporation, acting by written consent dated as of March 8, 2018, approved the proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment, and directed that such amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration and approval.
THIRD: The proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment was adopted by the approval of the stockholders of the Corporation at an annual meeting of the stockholders held on May 17, 2018 in accordance with the provisions of Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 17th day of May, 2018.
COMMERCIAL VEHICLE GROUP, INC.,
a Delaware corporation

By: /s/ Aneezal H. Mohamed
Name: Aneezal H. Mohamed
Title: General Counsel, Compliance Officer and Secretary